Exhibit 5.1

Jaime L. Chase

+1 202 728 7096

jchase@cooley.com

December 9, 2021

Syndax Pharmaceuticals, Inc.

35 Gatehouse Drive, Building D, Floor 3

Waltham, MA 02451

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to 1,421,523 shares (the “Shares”) of common stock of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-254661) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated December 9, 2021 filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP   1299 PennsYlvania Avenue NW, Suite 700   Washington, DC   20004-2400
t: (202) 842-7800  f: (202) 842-7899  cooley.com